GigOptix Welcomes Ron Shelton as its new Chief Financial Officer while Bidding a Fond Farewell to Dawn Casterson, Former Chief Accounting Officer

     Palo Alto, CA (December 3, 2009) GigOptix, Inc. (GGOX (OTCBB)) today announced that Dawn Casterson, Chief Accounting Officer and Acting Chief Financial Officer of GigOptix, Inc. tendered her resignation on November 30, 2009. The resignation is effective as of December 11, 2009.

Also, the Company is pleased to announce that Ron Shelton will become the company’s Chief Financial Officer effective December 1, 2009, and as such, will be the Company’s principal financial officer and principal accounting officer.

“Dawn Casterson will be sorely missed, as she has helped us persevere through some very challenging times, with the Lumera merger, the subsequent S-4 filing, and all the new regulations that we were required to follow as a public company. She was a wonderful part of our team and we wish her luck in all her future endeavors,” stated Dr. Avi Katz, Chief Executive Officer and Chairman of the Board of GigOptix. “We are excited to announce that Ron Shelton has accepted our offer to become the Chief Financial Officer of the company. Ron is a long term veteran of the Semiconductor industry who brings not only, an exceptional background and success in building public companies to major scale but is also, most importantly; well respected and recognized as a business partner and true leader in the teams he has participated in. I am delighted to have Ron on board as we continue to rapidly grow the company through global acquisitions such as the recent ChipX transaction and am looking forward to fun and successful partnership with him.”

About Ron Shelton

Mr. Shelton has more than 15 years experience in senior financial roles for technology companies based in Silicon Valley. Since 2007, Mr. Shelton has provided consulting services to various technology companies, including the role of Acting Chief Financial Officer.se. During 2005 and 2006, Mr. Shelton served as Senior Vice President and Chief Financial Officer of Alien Technology Corporation, a company specializing in emerging radio frequency identification, and prior to that has served as CFO for Alliance Semiconductor, Cirrus Logic and Lara Technology. Mr. Shelton holds a degree in Economics from Stanford University.

About GigOptix, Inc.

GigOptix, Inc. is a leading fabless supplier of high speed analog components which enable the continuous expansion of bandwidth needed to support the ever increasing volume of data being generated in long and short reach optical networks, datacenters, consumer electronics, military and avionic communications. GigOptix products include the electronic engines that drive the optically connected digital world such as polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, and consumer optical interconnects, covering serial and parallel communication technologies from 1Gb/s to 120Gb/s. Their ultra-broadband power amplifiers, high speed limiters and phase delays address the needs of phased array radar, power amplifier assemblies, satellite communications and test and measurement equipment. For more information, please visit www.GigOptix.com.

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Forward Looking Statements

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